Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800-618-BANK
www.unitybank.com
NewsNewsNewsNewsNews

For Immediate Release:

December 8, 2016
News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bancorp Announces Completion of $15.0 Million Common Stock Offering

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it had successfully completed an at the market common stock issuance. A total of 1,068,400 common shares were sold at a weighted average price of $14.04 per share, representing gross proceeds to the Company of $15.0 million. Net proceeds from the transaction, after the sales commission and other expenses, are expected to be approximately $14.5 million.

Unity Bancorp’s Pro Forma Tier 1 Leverage Capital, Common Equity Tier 1 Risk-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios as of September 30, 2016 were 10.03%, 11.24%, 12.34% and 13.09%, respectively; an increase of approximately 160 basis points for each ratio.

The Company entered into an At Market Issuance Sales Agreement, with Keefe, Bruyette & Woods, a Stifel Company who acted as the Distribution Agent, relating to shares of common stock sold in the offering.
James A. Hughes, President and CEO of the Company, commented, "We are extremely pleased to complete the offering. The proceeds will enable the Company to fund our expansion plans, increase working capital and pursue strategic opportunities. We would like to thank our shareholders for their vote of confidence and continued support of the Company."

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $1.2 billion in assets and $933 million in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its 17 retail service centers located in Bergen, Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800- 618-BANK.
This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.